Exhibit 99.1

FICO Announces Earnings of $2.33 per Share for Second Quarter Fiscal 2021

Revenue of $331 million vs. $308 million in prior year

SAN JOSE, Calif., May 5, 2021 /PRNewswire/ -- FICO (NYSE: FICO), a leading predictive analytics and decision management software company, today announced results for its second fiscal quarter ended March 31, 2021.

Second Quarter Fiscal 2021 GAAP Results
Net income for the quarter totaled $68.7 million, or $2.33 per share, versus $58.3 million, or $1.94 per share, in the prior year period.

Net cash provided by operating activities for the quarter was $153.5 million versus $61.5 million in the prior year period.

Second Quarter Fiscal 2021 Non-GAAP Results
Non-GAAP Net Income for the quarter was $90.2 million versus $64.3 million in the prior year period. Non-GAAP EPS for the quarter was $3.06 versus $2.14 in the prior year period. Free cash flow for the quarter was $152.3 million versus $54.8 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results" and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Second Quarter Fiscal 2021 GAAP Revenue
The company reported revenues of $331.4 million for the quarter as compared to $308.0 million reported in the prior year period.

"We had another great quarter, delivering strong revenues and record cash flows," said Will Lansing, chief executive officer. "And we are achieving this as we reduce our reliance on up-front license revenue."

Revenues for the second quarter of fiscal 2021 across each of the company's three operating segments were as follows:

  Applications revenues, which include the company's decision management applications and associated professional services, were $129.5 million in the second quarter, compared to $140.3 million in the prior year period, a decrease of 8%, due primarily to decreased services and up-front license revenues.
  Scores revenues, which include the company's business-to-business (B2B) scoring solutions and associated professional services, and business-to-consumer (B2C) service, were $168.7 million in the second quarter, compared to $129.1 million in the prior year period, an increase of 31%. B2B revenue increased 25%, driven largely by unit price increases and higher origination volumes. B2C revenue increased 47% from the prior year period due to higher volumes at myFICO.com, as well as through our partners.
  Decision Management Software revenues, which include Blaze Advisor®, Xpress Optimization, Decision Management Platform and related professional services, were $33.2 million in the second quarter compared to $38.5 million in the prior year period, a decrease of 14%, due primarily to decreased up-front license and services revenues.

Company to Divest Debt Collection and Recovery Business
The company also announced today the signing of a definitive agreement to sell its Debt Collection and Recovery products to Constellation's Jonas Software operating group, a leading provider of enterprise management software solutions. Completion of the acquisition remains subject to mutually agreed closing conditions. FICO Debt Collection and Recovery products represent less than 10 percent of total company revenues. FICO expects the divestiture to have an immaterial impact on future operating profits. FICO intends to include the sale proceeds in a $200 million Accelerated Share Repurchase program following the close of the transaction.

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its second quarter fiscal 2021 results and provide various strategic and operational updates. The call can be accessed at FICO's web site at www.fico.com/investors. A replay of the webcast will be available at our Past Events page through May 5, 2022.

About FICO
FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956 and based in Silicon Valley, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 165 US and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 100 countries do everything from protecting 2.6 billion payment cards from fraud, to helping people get credit, to ensuring that millions of airplanes and rental cars are in the right place at the right time.

Learn more at http://www.fico.com

Join the conversation at https://twitter.com/fico & http://www.fico.com/en/blogs/

FICO is a registered trademark of Fair Isaac Corporation in the US and other countries.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of COVID-19 on macroeconomic conditions and FICO's business, operations and personnel, the success of the Company's Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to protect such data, the failure to realize the anticipated benefits of any acquisitions or divestitures, and material adverse developments in global economic conditions or in the markets we serve. Additional information on these risks and uncertainties and other factors that could affect FICO's future results are described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2020 and its subsequent filings with the SEC. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. FICO disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	September 30,
	2021	2020
ASSETS:
Current assets:
Cash and cash equivalents	$ 197,836	$ 157,394
Accounts receivable, net	264,804	334,180
Prepaid expenses and other current assets	40,335	42,504
Assets held for sale	48,843	-
Total current assets	551,818	534,078

Marketable securities and investments	31,777	26,573
Property and equipment, net	34,897	46,419
Operating lease right-of-use-assets	50,986	57,656
Goodwill and intangible assets, net	796,560	821,600
Other assets	113,570	119,914
	$ 1,579,608	$ 1,606,240

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$ 79,829	$ 86,400
Accrued compensation and employee benefits	71,347	117,952
Deferred revenue	100,396	115,159
Current maturities on debt	225,000	95,000
Liabilities related to assets held for sale	23,989	-
Total current liabilities	500,561	414,511

Long-term debt	740,226	739,435
Operating lease liabilities	59,100	73,207
Other liabilities	56,418	48,005
Total liabilities	1,356,305	1,275,158

Stockholders' equity	223,303	331,082
	$ 1,579,608	$ 1,606,240

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Revenues:
Transactional and maintenance	$ 280,919	$ 240,702	$ 533,069	$ 461,076
Professional services	37,794	47,905	79,219	91,930
License	12,648	19,364	31,487	53,469
Total revenues	331,361	307,971	643,775	606,475

Operating expenses:
Cost of revenues	88,333	88,139	177,861	178,897
Research & development	43,612	39,439	84,263	78,382
Selling, general and administrative	97,272	103,465	191,183	215,486
Amortization of intangible assets	945	1,202	1,882	2,998
Restructuring and impairment charges	-	-	-	3,104
Gain on sale of product line assets	-	-	(7,334)	-
Total operating expenses	230,162	232,245	447,855	478,867
Operating income	101,199	75,726	195,920	127,608
Other expense, net	(9,375)	(13,262)	(16,136)	(23,249)
Income before income taxes	91,824	62,464	179,784	104,359
Income taxe provision (benefit)	23,150	4,176	24,618	(8,850)
Net income	$ 68,674	$ 58,288	$ 155,166	$ 113,209

Basic earnings per share:	$ 2.36	$ 2.00	$ 5.33	$ 3.89
Diluted earnings per share:	$ 2.33	$ 1.94	$ 5.23	$ 3.76

Shares used in computing earnings per share:
Basic	29,087	29,194	29,107	29,109
Diluted	29,531	29,985	29,660	30,076

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	March 31,
	2021	2020
Cash flows from operating activities:
Net income	$ 155,166	$ 113,209
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	13,701	15,535
Share-based compensation	53,338	45,933
Changes in operating assets and liabilities	11,188	(66,649)
Other, net	(1,923)	13,831
Net cash provided by operating activities	231,470	121,859

Cash flows from investing activities:
Purchases of property and equipment	(4,220)	(13,166)
Net activity from marketable securities	(2,115)	(1,847)
Other, net	8,081	55
Net cash provided by (used in) investing activities	1,746	(14,958)

Cash flows from financing activities:
Proceeds from revolving line of credit	251,000	156,000
Payments on revolving line of credit	(121,000)	(377,000)
Proceeds from issuance of senior notes	-	350,000
Proceeds from issuances of common stock	10,390	23,216
Taxes paid related to net share settlement of equity awards	(86,653)	(97,000)
Repurchases of common stock	(250,356)	(148,008)
Other, net	(176)	(7,552)
Net cash used in financing activities	(196,795)	(100,344)

Effect of exchange rate changes on cash	4,021	(4,017)

Increase in cash and cash equivalents	40,442	2,540
Cash and cash equivalents, beginning of period	157,394	106,426
Cash and cash equivalents, end of period	$ 197,836	$ 108,966

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
(In thousands)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2021	2020	2021	2020

Applications revenues:
Transactional and maintenance	$ 96,687	$ 97,789	$ 194,418	$ 196,626
Professional services	27,627	35,134	58,232	69,157
License	5,200	7,356	12,225	26,674
Total applications revenues	$ 129,514	$ 140,279	$ 264,875	$ 292,457

Scores revenues:
Transactional and maintenance	$ 167,212	$ 127,610	$ 305,802	$ 235,056
Professional services	703	819	820	1,083
License	804	719	6,748	8,147
Total scores revenues	$ 168,719	$ 129,148	$ 313,370	$ 244,286

Decision Management Software revenues:
Transactional and maintenance	$ 17,020	$ 15,303	$ 32,849	$ 29,394
Professional services	9,464	11,952	20,167	21,690
License	6,644	11,289	12,514	18,648
Total decision management software revenues	$ 33,128	$ 38,544	$ 65,530	$ 69,732

Total revenues:
Transactional and maintenance	$ 280,919	$ 240,702	$ 533,069	$ 461,076
Professional services	37,794	47,905	79,219	91,930
License	12,648	19,364	31,487	53,469
Total revenues	$ 331,361	$ 307,971	$ 643,775	$ 606,475

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2021	2020	2021	2020

GAAP net income	$ 68,674	$ 58,288	$ 155,166	$ 113,209
Amortization of intangible assets	945	1,202	1,882	2,998
Restructuring and acquisition-related	-	-	-	3,104
Gain on sale of product line assets	-	-	(7,334)	-
Stock-based compensation expense	28,206	22,788	53,338	45,933
Income tax adjustments	(7,271)	(6,045)	(11,757)	(12,807)
Excess tax benefit	(329)	(11,925)	(19,512)	(33,943)
Non-GAAP net income	$ 90,225	$ 64,308	$ 171,783	$ 118,494

GAAP diluted earnings per share	$ 2.33	$ 1.94	$ 5.23	$ 3.76
Amortization of intangible assets	0.03	0.04	0.06	0.10
Restructuring and acquisition-related	-	-	-	0.10
Gain on sale of product line assets	-	-	(0.25)	-
Stock-based compensation expense	0.96	0.76	1.80	1.53
Income tax adjustments	(0.25)	(0.20)	(0.40)	(0.43)
Excess tax benefit	(0.01)	(0.40)	(0.66)	(1.13)
Non-GAAP diluted earnings per share	$ 3.06	$ 2.14	$ 5.79	$ 3.94

Free cash flow
Net cash provided by operating activities	$ 153,523	$ 61,494	$ 231,470	$ 121,859
Capital expenditures	(1,175)	(6,667)	(4,220)	(13,167)
Free cash flow	$ 152,348	$ 54,827	$ 227,250	$ 108,692

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid.  The presentation of these financial measures is not intended to be considered  in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons.  Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses.  We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

CONTACT: Investors/Analysts, Steve Weber, (800) 213-5542, investor@fico.com; Media, Greg Jawski, (212) 601-8248, greg.jawski@porternovelli.com